Exhibit 10.13

Master Collaboration Agreement

between

The Johns Hopkins University

and

MIRA Pharmaceuticals, Inc.

This Collaboration Agreement (“Agreement”), effective on November 1st, 2021 (“Effective Date”), is entered into by and between The Johns Hopkins University on behalf of its School of Medicine (“JHU”), having an address at 733 N. Broadway, Suite 117, Baltimore, Maryland 21205, and MIRA Pharmaceuticals, Inc., (“MIRA”), a Florida corporation having its principal address at 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606 (individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, JHU wishes to create a framework for collaborating with MIRA to conduct research projects which are of mutual interest and benefit to JHU and MIRA (individually a “Project” and collectively the “Projects”);

WHEREAS, it is anticipated that the Projects will further JHU’s research objectives in a manner consistent with its status as a non-profit, tax-exempt, educational institution;

WHEREAS, it is anticipated that the Projects will further MIRA’s research and commercial objectives consistent with its status as a privately held drug development company; and

WHEREAS, the Parties agree to explore together all financial terms, regulatory issues, and plans for dissemination of results of the collaborative research prior to commencing such a Project, and to document the specific terms and funding in a fully executed Individual Project Agreement (“IPA”) substantially in the form set forth as Exhibit A hereto.

NOW, THEREFORE, in consideration of the following mutual promises, covenants, and conditions and any sums to be contributed, the parties hereto agree as follows:

Article 1: Purpose and Objectives

1.1 Purpose and Scope. This Agreement is entered into to establish a general collaborative framework under which the Parties can decide to enter into specific collaborative IPAs. Any such Projects will be subjects to the terms stated herein and such additional terms as may be included in any IPA. In the event of a conflict between the terms stated herein and an IPA, the terms stated in this Master Collaboration Agreement shall control. JHU and MIRA shall use reasonable efforts to conduct the activities for which they are responsible under this Agreement and any IPA. This Agreement does not describe specific Projects, and neither Party is obligated to enter into any IPAs under this Agreement.

1 of 12

1.2 Process for Initiating Projects. Either Party may propose a collaboration by directing a collaboration request to the Steering Committtee identified in Section 3 hereto. The Steering Committee shall meet (either in person or telephonically) at mutually agreeable times, not less than twice per year, to review and discuss any opportunities for collaboration. Should both Parties agree that they wish to undertake the proposed collaboration, the proposing Party shall prepare a draft IPA for consideration by the Steering Committee (as defined in Article 3). Each Party’s Contract Representative shall review the IPA for compliance with institutional policies. Until an IPA is fully executed by duly authorized Contract Representatives of both Parties, neither Party is obligated hereunder.

The Parties acknowledge that JHU’s Principal Investigator (hereinafter “PI”) will determine the manner of performance of JHU’s part in the Project and MIRA’s PI will determine the manner of performance of MIRA’s part in the Project.

Article 2: Term

2.1 Term. This Agreement shall have a three year term, initially, which may be extended only by written agreement signed by each of the Parties. Notwithstanding the foregoing, to the extent that the term of an IPA, executed prior to termination of this Agreement, extends beyond the term of this Agreement, this Agreement shall remain in effect solely with respect to such IPA. In addition, Articles 6, 7, 8 and 9 shall survive termination of this Agreement with respect to any matters arising from or related to the Agreement.

2.2 Termination. Either Party may terminate this Agreement at any time with a minimum of sixty (60) days prior written notice, directed to the address of the other Party set forth in Article 11, below. Unless otherwise agreed to by the Parties, any IPA that is in progress and not scheduled to end until after the effective date of termination will remain subject to the terms of this Agreement.

Article 3: Steering Committee

3.1 Steering Committee. The Parties shall establish a steering committee (the “Steering Committee”) which shall be comprised of an equal number of members from each Party, not to exceed three per Party, including one co-chairperson appointed by each Party. The Steering Committee shall have as its overall purpose the identification and consideration of research projects appropriate to a collaboration between the Parties. In the event that the Steering Committee identifies a viable Project for a research collaboration, the Parties shall negotiate and execute an appropriate IPA before starting that Project.

Article 4: Funding

4.1 No Commitment of Funding. JHU and MIRA agree that this Agreement does not commit them to any specific Projects or project activities, to make specific levels of financial or personnel support, or to provide specific laboratory or office space for programs, except as provided in any executed IPA. In connection with any such IPA, a Party will conduct the work and provide support based on the availability of resources and in accordance with its own rules and policies and those of its sponsor(s), if applicable. Any specific requirements associated with the funding that supports a collaboration shall be outlined in the IPA.

2 of 12

4.2 Proposals for Funding. Contingent on the prior approval of each Party, JHU and MIRA may submit joint proposals for research funding to appropriate sources both within and outside the United States. Only authorized Contract Representatives for each Party may execute awards to conduct joint research projects. The terms for such proposals shall be subject to the terms of the funding agency, and shall be memorialized in a separate research funding agreement that must be signed by each Party’s Contract Representative, as any applicable prime funding agreement will control the terms and conditions of such joint proposals resulting in awards. This Agreement only raises the possibility of such joint submissions by the Parties and does not purport to define the terms of any award.

4.3 Principal Investigator. The PIs of each Project shall be identified in the applicable IPA, shall supervise the performance of the Project, and shall have primary responsibility for Project performance. If for any reason a Party’s PI is unable to continue to serve as PI of a Project, that Party shall promptly notify the other Party in writing. The Party whose PI is unable to serve shall be entitled to designate another representative, subject to the other Party’s reasonable approval, to serve as that Party’s PI of a Project.

4.4 Funding for IPAs. Financial support for each Project shall be specified in an executed IPA. MIRA shall pay JHU the amount specified in applicable IPA. JHU may reasonably reallocate funds within categories of a Project budget to meet the primary objective of a Project. Unless otherwise expressly agreed by the Parties in an IPA, title to any equipment or supplies purchased by JHU in performance of a Project shall rest in JHU. Payments by MIRA for a Project shall be due within thirty (30) days of invoice date, with payment directed to:

For EFT only

c/o Bank of America 100 S. Charles Street

Baltimore, Maryland 21201

Transit/routing/ABA number: 052001633

Account number: 003936830516

Article 5: Reports

The Parties will generally keep one another informed of the results of the work they perform in connection with any IPAs, principally through their respective PIs or designees. In addition, the Parties’ respective PIs will meet and provide such additional reports as are outlined in the IPA. All IPAs shall include a final written report, which shall report the final results of the Project, identify any intellectual property generated, and propose the plan for dissemination of Project Results.

3 of 12

Article 6: Confidentiality

6.1 Confidential Information. “Confidential Information” means all non-public information that is marked as “Confidential Information” and which is disclosed by one Party to the other, including software, inventions (whether patentable or not), algorithms, diagrams, drawings, processes, reagents, research, product or strategic plans or collaborations or partnerships, financial information, business models, and information relating to corporate finance and governance.

6.2 Use. The Parties covenant and agree that, with respect to the Confidential Information, it shall not (except as permitted by this Article or with the prior written consent of the disclosing Party): (i) disclose Confidential Information to any person other than its employees, counsel, auditors and consultants who, in each case, have a need to know and are bound by obligations of confidentiality; or (ii) use Confidential Information in any manner not expressly permitted by this Agreement or an IPA or (iii) use Confidential Information for the benefit of a third party not approved by the disclosing Party. The receiving Party shall use reasonable best efforts to prevent the acquisition, disclosure, use or misappropriation by any person or persons of the Confidential Information, provided, however, that the receiving Party shall not be liable for disclosure of any such information that is disclosed as permitted by this Article 6 or with the prior written consent of the disclosing Party.

6.3 Degree of Care. The receiving Party shall use the same care to avoid disclosure, publication or dissemination of Confidential Information as it uses with its own similar confidential information, provided that the Party shall use at least reasonable care.

6.4 Exclusions. Confidential Information shall not include any information disclosed that the receiving Party can demonstrate (i) previously was in its possession, as shown by its pre-existing records, without violation of any obligation of confidentiality; (ii) was received from a third party without violation of any obligation of confidentiality; (iii) was publicly known and made generally available prior to such disclosure; (iv) becomes publicly known and made generally available, through no action or inaction of the receiving Party, after such disclosure; or (v) was independently developed without use of any Confidential Information by employees or consultants of the receiving Party.

6.5 Legal Processes. If the receiving Party is required by a valid order of a court of other governmental body or otherwise required by law to disclose Confidential Information, it shall give the disclosing Party timely written notice of such requirement before disclosing any such information and shall reasonably cooperate with disclosing Party’s efforts to seek a protective order, confidential treatment or other appropriate measures requiring, amongst other things, that the information and/or documents so disclosed be used only for the purposes for which the order was issued and parts of the information and/or documents so disclosed be redacted to limit the extent of disclosure.

6.6 Return of Confidential Information. Upon completion of this Agreement or upon a disclosing Party’s request, receiving Party will return all papers, records or other documents, which contain the disclosing Party’s Confidential Information. However, receiving Party may retain an archival copy of papers, records or other documents, which contain Confidential Information, solely for purposes of determining its obligations hereunder, and subject to the provisions of Article 6.2.

6.7 Survival. The obligations set forth in this Article 6 shall continue for a period of five (5) years from disclosure of Confidential Information to a receiving Party.

4 of 12

Article 7: Publication, Publicity and Use of Name

7.1 Publication. Each Party shall have the right to publish and disseminate information derived from the performance of work under this Agreement. It is the Parties’ intent that the results of their Projects be disseminated broadly, through publication and other forms of scholarly communication. In order to ensure appropriate coordination of publication, the Parties agree to each provide to the other thirty (30) days prior written notice of any proposed publication or presentations. The receiving Party shall promptly review any such draft publication or presentation, and the Parties shall cooperate to ensure that Confidential Information is not inadvertently disclosed, and agree to delay publication for a period not exceeding one hundred twenty (120) days to permit for the filing of patent applications or other intellectual property protection. Qualification for authorship shall be in keeping with generally accepted criteria, such as the guidelines of the Committee on Publication Ethics and/or the recommendations of the International Committee of Medical Journal Editors. Each author shall have participated sufficiently in the work to take public responsibility for the content.

7.2 Use of Name. Neither Party shall use, directly or by implication, the name, logos or trademarks of the other Party, nor any of the other Party’s affiliates or contractors, nor any abbreviations thereof, or of any staff member, faculty member, student, or employee of the other Party in connection with any products, promotion, financing, and/or advertising. The Parties may periodically release press releases or similar public announcements regarding the scientific progress of research conducted under this Agreement, but each Party agrees to obtain the prior written approval of an authorized representative of the other Party prior to releasing any such press release or publicity materials.

Article 8: Intellectual Property

8.1 Ownership and Disclosure of Project Intellectual Property. With respect to any invention, discovery, copyrightable work, software or other intellectual property (“Intellectual Property”) that is created or conceived of under this Agreement or any IPA the Parties execute, all rights, title to and interests in any Intellectual Property that is created exclusively by the employees of one Party shall be owned by that Party (“Project IP”), and all rights, title to and interests in any Intellectual Property that is created jointly by employees of both Parties under this Agreement or any IPA shall be jointly owned by the Parties (“Joint Project IP”). All Intellectual Property created or conceived under this Agreement or any IPA shall be disclosed by its creators or inventors to their employer in accordance with the employer’s applicable intellectual property policy. Each Party shall make the other Party aware of any such disclosures to allow the Parties to coordinate regarding ownership and filing for appropriate protections for such Intellectual Property. All preexisting Intellectual Property owned by a Party but used in a Project shall remain the property of such Party (“Background IP”). Except to the limited extent required to perform a Party’s obligations as delineated in an IPA, neither Party receives any right, title, or interest in or to any Background IP or Project IP of the other Party.

5 of 12

To the extent that JHU has the legal right to do so, JHU grants to MIRA right of first offer to negotiate an exclusive or non-exclusive royalty-bearing license to JHU Project IP and to JHU’s interest in Joint Project IP for MIRA’s commercial use. Such right of first offer shall remain in effect for sixty (60) days after the date of disclosure of the JHU Project IP or Joint Project IP to MIRA. If MIRA has not notified JHU in writing of its desire to enter into license negotiations within such sixty (60) day period, JHU shall have the right, but not the obligation, to license such rights to a third party. The right of first offer granted to MIRA hereunder shall not apply to JHU Background IP.

Should MIRA notify JHU of its desire to enter into license negotiations in accordance with this provision, the Parties shall negotiate in good faith to come to terms on a mutually acceptable license agreement within ninety (90) days from the date MIRA notifies JHU that it is exercising its rights hereunder. MIRA shall pay all reasonable costs associated with the filing and prosecution of any patent application which it has requested JHU to perform during the period of negotiations. Should a mutually acceptable license agreement not be executed and delivered within ninety (90) days from such date, JHU shall have the right, but not the obligation, to license such rights to a third party.

8.2 Materials. Any materials of one Party transferred to the other in connection with an IPA (“Materials”) shall be identified in the IPA and may only be used as stated in such IPA. Unless the Parties agree otherwise in an IPA, Materials are to be considered the Confidential Information (as defined in Article 6) of the Party providing them and ownership therein is not transferred under this Agreement. Except to the limited extent required to perform a Party’s obligations under an IPA as delineated in that IPA, neither Party receives any right, title, or interest in or to any Materials provided to it by the other Party. Each Party shall be responsible for obtaining any necessary legal or regulatory approvals to receive and use any Materials. Materials are provided without any warranty, and each Party DISCLAIMS AND MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER, INCLUDING BUT NOT LIMITED TO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY OR THAT A PARTY’S USE OF THE MATERIALS WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, OR OTHER RIGHTS OF THIRD PARTIES.

8.3 Rights in Data. JHU will own the data it generates under the Agreement and any IPA, and expressly retains the right to use such data for non-commercial purposes, including but not limited to patient care and treatment, academic uses, and publication. “Sponsor Deliverables” is defined as any report required by the IPA and prepared as part of a Project. All Sponsored- Deliverables shall be the property of MIRA, and MIRA retains the sole right to use Sponsor- Deliverables for all commercial purposes. JHU shall have the right to retain one copy of all Sponsor-Deliverables for documentation purposes. MIRA will own the data it generates under the Agreement and any IPA and grants to JHU the right to receive copies of the data generated by MIRA and to use such data for its own, internal, noncommercial purposes. The Parties agree to hold data generated by the other Party as Confidential Information under the terms of Article 6, until the data is published as set forth in Article 7.

JHU DISCLAIMS AND MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING BUT NOT LIMITED TO WARRANTY OR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY, OR THAT MYMD’S USE OF THE SPONSOR DELIVERABLES WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS OF THIRD PARTIES.

6 of 12

Article 9: Liability and Indemnification

9.1 Liability. It is understood and agreed that neither Party to this Agreement shall be liable for any negligent or wrongful acts, either of commission or omission, chargeable to the other unless such liability is imposed by law, and that this Agreement shall not be construed as seeking to either enlarge or diminish any obligation or duty owed by one Party against the other or against third parties.

9.2 Indemnification. Each Party agrees that it will defend, at its own expense, any claim or suit brought against the other Party by a third party or parties (not affiliated with the other Party) arising from or related to any negligent or tortious act or omission of the Party from which defense is sought. The Indemnifying Party further agrees to indemnify the other Party (“Indemnified Party”) against any award of damages and costs (including reasonable attorneys’ fees) made against the Indemnified Party by a court of last resort in so far as the award of damages is based upon a final determination that the damages arise from or are related to the negligent or tortious acts or omissions of the Indemnifying Party. Indemnification costs shall extend only to actual costs assessed. Indemnifying Party’s obligation to defend the Indemnified Party is conditioned upon the Indemnified Party giving prompt written notice to the Indemnifying Party of all claims, providing reasonable cooperation in the investigation and defense, and permitting the Indemnifying Party to defend said claims at its expense with legal counsel of its choice. Notwithstanding the above, the Indemnifying Party will not be required to defend or indemnify the Indemnified Party with respect to losses or expenses caused in whole or part by the negligence or tortious acts or omissions of the Indemnified Party. Notwithstanding the foregoing, MIRA shall indemnify, defend, and hold harmless JHU, its trustees, officers, employees, students, agents, and representatives (collectively, the “JHU Indemnitees”) from and against any and all losses, liability, cost, and expenses, including attorney’s fees and costs, awards, judgments, damages, fines, penalties, claims, and causes of action (collectively, “Claims”) arising out of or directly resulting from any use by MIRA of the Sponsor Deliverables, Project data or results including use of any intellectual property generated in the Project(s) that is provided hereunder. JHU shall not be liable to MIRA, its officers, employees, agents, representatives, contractors, successors, assigns, or anyone acting on any of their behalf for injuries or losses arising out of the use by MIRA of the Project’s research data or results.

7 of 12

Article 10: General

10.1 Equal Opportunity. Each Party agrees to subscribe to the principle of equal opportunity and shall not discriminate on the basis of race, sex, age, ethnicity, religion, or national origin in the administration of this Agreement and the selection of persons who participate in collaborations under this Agreement.

10.2 Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable under any controlling law, the invalidity or unenforceability of that provision shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

10.3 Independent Contractors. The Parties are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency, joint venture, or teaming agreement between the two organizations.

10.4 Assignment. This Agreement and any IPA executed hereunder shall not be assignable by either Party, in whole or in part, without the prior written consent of the other Party.

10.5 Entire Agreement. This Agreement, together with any IPA executed hereunder, contains the entire agreement between the Parties and no statements, promises or inducements made by either Party or agent of either Party that are not contained in this written Agreement shall be valid or binding; and this Agreement may not be enlarged, modified or altered except in writing, signed by the authorized representatives of the Parties.

10.6 Choice of Law and Venue. The laws of the State of Maryland, without giving effect to its choice of law provisions, shall govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance and enforcement. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in the Circuit Court for Baltimore City or in the United States District Court for the District of Maryland.

10.7 Export Controls. It is understood that the Parties to this Agreement are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including, but not limited to, the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that their obligations hereunder are contingent upon compliance with such laws and regulations. Both Parties agree to comply with any and all such export control laws and regulations, as well as any and all embargoes and/or other restrictions imposed by the Treasury Department’s Office of Foreign Asset Controls, in the performance of this Agreement.

10.8 MIRA must provide JHU prior written notice of an intent to send any technical data, computer software, laboratory prototypes or other commodities that may require an export license and/or formal assurances from/made to, the cognizant governmental authority. MIRA shall not deliver such materials or information until JHU has given written notice of acceptance.

8 of 12

Article 11: Notice

11.1 Notices. All notices that are required to be given under this Master Collaboration Agreement to the Contract Representative shall be addressed to the address set forth below for each Party and sent by first-class mail, postage prepaid; via hand delivery; or by email with delivery confirmation. Notices will become effective on receipt. Notices with respect to matters related to a specific IPA shall be directed to both the Contract Representative, listed below and the Scientific Contact of a Party designated in the applicable IPA.

For JHU:

For ORA:

Johns Hopkins University School of Medicine Research Administration

Edward D. Miller Research Building, Suite 117

733 N. Broadway

Baltimore, Maryland 21205

ATTN: Thomas F. Burns, JD, MBA Assistant Dean for Research Affairs

For MIRA:

MIRA Pharmaceuticals, Inc.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

ATTN: Paul M. Rivard, President

9 of 12

IN WITNESS WHEREOF and intending to be legally bound, the respective Parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY		MIRA PHARMACEUTICALS, INC.

By:	/s/ Dylan M. Carson	By:	/s/ Paul M. Rivard
Name:	Daryl M. Carson	Name:	Paul M. Rivard
Title:	Associate Director	Title:	President
Date:	November 2, 2021	Date:	November 2, 2021

10 of 12

Exhibit A

Individual Project Agreement

No. [        ]

This Individual Project Agreement No. [      ] (“IPA”) is entered into pursuant to the Master Collaboration Agreement, effective [INSERT], by and between The Johns Hopkins University, a non-profit corporation organized and existing under the laws of the state of Maryland, with a principal place of business at [INSERT] (“JHU”), and MIRA ________________________________(“__________”).

A.	.PROJECT TITLE:

B.	SCIENTIFIC CONTACTS JHU PI:

MIRA PI:

C.	SCOPE OF WORK:

D.	FUNDING SOURCE AND ADDITIONAL TERMS ASSOCIATED WITH FUNDING:

JHU: [funding shall be provided to JHU from MIRA upon the budget terms attached hereto as Attachment 1]

MIRA:

E.	DELIVERABLES AND PAYMENT SCHEDULE:

F.	INTELLECTUAL PROPERTY

JHU Background IP: [IDENTIFY EXISTING IP THAT WILL BE NEEDED FOR PROJECT]

JHU hereby grants to MIRA a nonexclusive, royalty free license to JHU Background IP solely for use in performing the collaborative research Project set forth in this IPA.

JHU shall promptly provide a complete written disclosure to MIRA of any JHU Project IP. To the extent JHU has the legal right to do so, JHU hereby grants MIRA a nonexclusive,

perpetual, royalty free license to JHU Project IP solely for MIRA ‘s internal research purposes. Such license shall be nonassignable and nonsublicensable.

MIRA Background IP: [IDENTIFY EXISTING IP THAT WILL BE NEEDED FOR PROJECT]

MIRA hereby grants to JHU a nonexclusive, royalty free license to Background IP solely for use in performing the collaborative research Project set forth in this IPA.

MIRA hereby grants to JHU a nonexclusive, perpetual, royalty free license to MIRA’s Project IP solely for JHU’s noncommercial educational and research purposes. Such license shall be nonassignable and nonsublicensable.

G.	MATERIALS or EQUIPMENT PROVIDED:

[IDENTIFY ANY MATERIALS OR EQUIPMENT, INCLUDING ANY APPROVALS OR RESTRICTIONS ON USE—AND WHETHER MATERIALS ARE TO BE RETURNED OR DESTROYED]

H.	TIMELINE FOR PERFORMANCE AND REPORTING:

I.	REGULATORY REQUIREMENTS: [Note IRB, IACUC, or CGCP requirements that may be applicable]

11 of 12

IN WITNESS WHEREOF and intending to be legally bound, the respective Parties hereto have executed this IPA by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY	MIRA PHARMACEUTICALS, INC.

BY:	BY:

Paul M. Rivard
Name	Name

President
Title	Title

Date	Date

Read and acknowledged:

12 of 12